Exhibit 99.1

Stewart Reports Results for the Second Quarter 2015

- Total operating revenues increased 19.0 percent

- Total title revenues increased 18.3 percent

- Closed orders increased 41.2 percent

- Title segment pretax margin of 15.5 percent

- Results include $12.2 million, or $0.33 per diluted share, of charges

- Mortgage Services segment to exit certain operations relating to delinquent loan servicing

HOUSTON, July 23, 2015 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net income attributable to Stewart of $17.1 million, or $0.72 per diluted share, for the second quarter 2015, compared to net income attributable to Stewart of $6.3 million, or $0.27 per diluted share, for the second quarter 2014.

Pretax income for the second quarter 2015 was $31.0 million, an increase of $19.5 million when compared to pretax income of $11.5 million for the second quarter 2014. Second quarter 2015 results include approximately $7.7 million of aggregate costs (consisting of severance, consulting and third party service provider transition costs) recorded primarily in the corporate segment related to our cost management program and CFPB preparations and a $4.5 million litigation charge recorded as other operating expense in the title segment. Second quarter 2014 results included a $10.5 million charge recorded in the title segment relating to a litigation settlement and approximately $3.2 million of aggregate acquisition-related costs included in the corporate segment.

Our title segment generated pretax income in the second quarter 2015 of $72.8 million on revenues of $469.0 million, a 15.5 percent margin, compared to pretax income in the prior year quarter of $45.6 million on revenues of $406.0 million, an 11.2 percent margin.

Our mortgage services segment generated a pretax loss in the second quarter 2015 of $3.3 million on revenues of $58.0 million, compared to a loss of $2.3 million on revenues of $35.8 million in the prior year quarter. Sequentially from first quarter 2015, mortgage services segment revenue fell 8.9 percent from $63.7 million, on which it generated pretax income of $2.7 million.

"We were pleased with the improved results in our title segment for the quarter. However, our mortgage services segment was challenged by rapidly falling volume as the market experienced a continued decline of delinquent loans," said Matthew W. Morris, chief executive officer. "It was further impacted by continued pricing pressure on existing, delinquent loan servicing-related contracts. Given the weak demand outlook for these services, our offerings no longer meet our scale and margin requirements. As a result, we have made the strategic decision to exit our delinquent loan servicing operations, and we anticipate taking a related charge in the third and fourth quarters totaling approximately $5.0 to $7.0 million. This decision will focus capital and resources on our business units that we believe have the strongest future for continued and stable growth including centralized title, loan origination and capital markets offerings."

"We achieved several important milestones in the second quarter. As of July 1st, we completed the transition of certain back office operations to a third-party service provider," continued Morris. "The remaining back office operations identified for outsourcing will be transitioned by the end of August. At that point, we will have essentially completed the cost management program announced in 2014 and realized our revised target of $30 million in annualized savings. In addition, we also paid our first increased quarterly dividend of $0.25 per share in June and continued to repurchase our common stock, acquiring $26.4 million of shares during the quarter."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2015	2014	2015	2014

Total revenues	$531.9	$446.8	$980.8	$840.4
Pretax income (loss) before noncontrolling interests	31.0	11.5	12.2	(7.1)
Income tax expense (benefit)	10.4	2.8	2.9	(5.2)
Net income (loss) attributable to Stewart	17.1	6.3	4.7	(5.8)
Net income (loss) per diluted share attributable to Stewart	0.72	0.27	0.19	(0.26)

Total title revenues increased 18.3 percent in the second quarter 2015 compared to the second quarter 2014. Revenues from direct operations for the second quarter 2015 increased 17.0 percent compared to the same quarter last year and increased 28.3 percent from the first quarter 2015. Revenues from independent agency operations increased 19.7 percent in the second quarter 2015 compared to the second quarter 2014 and increased 16.9 percent from the first quarter 2015, similar to the trend in direct operations. Mortgage services revenues for the second quarter 2015 increased 29.7 percent compared to the second quarter 2014 due to the acquisitions closed during the second and third quarters 2014.

Title Segment
Our title segment revenues for the second quarter 2015 were $469.0 million, an increase of 15.5 percent from the second quarter 2014 and an increase of 23.3 percent from the first quarter 2015. In the second quarter 2015, the title segment generated pretax income of $72.8 million (15.5 percent margin), compared with second quarter 2014 pretax income of $45.6 million (11.2 percent margin) and first quarter 2015 pretax income of $19.6 million (5.2 percent margin).

"Our title operations delivered a solid quarter, with strong revenue growth and improving margins compared to the year ago quarter," continued Morris. "While the centralized title acquisitions completed in the second quarter 2014 were contributory, we saw increases in transaction volume across all our title operations. We will maintain our focus on disciplined and accountable sales growth, regularly and rigorously evaluating office performance, seeking profitable agency relationships, and emphasizing commercial growth."

Direct revenue information is presented below (dollars in millions):

	Three Months Ended June 30,
	2015	2014	% Change

Commercial
Domestic	36.9	30.8	19.7%
International	4.2	9.0	-53.8%
Non-commercial
Domestic	176.2	142.8	23.4%
International	24.2	23.8	1.7%

Total Direct Revenues	241.5	206.4	17.0%

Total orders closed in the second quarter 2015 increased 41.3 percent compared to second quarter 2014. Refinancing orders were 32.6 percent of total orders closed in the second quarter 2015 and 19.5 percent of total orders closed in the prior year quarter. This increase was due in large part to the acquisition of centralized title operations in the second quarter 2014. Detailed open and closed order information is provided in the accompanying financial tables, breaking out orders by categories and months. The expanded categories are more comprehensive than in prior quarters, as they now include orders through our centralized title operations. Although international commercial orders are included in the commercial category, only closed orders are represented in the open and closed order totals and international non-commercial orders are not included.

As a percentage of title revenues, title losses were 4.0 percent in the second quarter 2015, versus 4.4 percent in the second quarter 2014 and 8.2 percent in the first quarter 2015. Title loss expense increased 7.7 percent to $19.6 million in the second quarter 2015 compared to $18.2 million in the second quarter 2014. In the second quarter 2015, we recorded a net policy loss reserve reduction of $7.3 million as a result of favorable experience relating to prior policy years. In the first quarter 2015, we recorded title policy loss reserve strengthening charges of $11.8 million relating to several large prior policy year claims and escrow losses, including costs of settling claims which were the subject of adverse appellate rulings. During the second quarter 2014, we recorded a policy loss reserve reduction of $6.5 million relating to prior policy years. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred as well as adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $481.0 million at June 30, 2015.

Mortgage Services Segment
Revenues generated by our mortgage services segment were $58.0 million for the second quarter 2015, increasing 62.0 percent compared to $35.8 million in the second quarter 2014. Year-over-year revenues were favorably influenced by the acquisitions closed in both the second and third quarters 2014. Sequentially, revenues decreased 8.9 percent as compared to the first quarter 2015 due to rapidly falling demand for delinquent loan-servicing as well as continued pricing pressures on contracts providing those services.

The mortgage services segment reported a pretax loss of $3.3 million in the second quarter 2015 compared to a pretax loss of $2.3 million and pretax income of $2.7 million for the second quarter 2014 and first quarter 2015, respectively. Second quarter 2015 results included approximately $0.9 million in charges relating to severance costs.

As discussed above, we will exit our delinquent loan servicing business lines and wind these operations down over the latter half of the year. We anticipate charges totaling approximately $5.0 to $7.0 million relating to this restructuring during the third and fourth quarters. We are mindful of our clients' need for an orderly wind down that ensures minimal disruption to their operations. As such, we anticipate that through the remainder of 2015 we will continue to operate the component servicing business lines in a phased exit process that will dilute the margin of the segment.

"While this decision was difficult, we are committed to improving our consolidated pretax margins, and this action will support that objective," concluded Morris. "We are not exiting any business lines we recently acquired and we will retain our expertise in providing services to the delinquent loan market. Our remaining mortgage services operations constitute a core set of diversified offerings that satisfy the needs of lenders seeking to manage vendor risk in a heightened regulatory environment."

Expenses
Employee costs for the second quarter 2015 increased 13.1 percent from the second quarter 2014 and increased sequentially 5.3 percent from the first quarter 2015. Employee costs for the second quarter 2015 include $2.6 million of severance relating to the cost management program; excluding severance, employee costs increased by 11.6 percent from the second quarter 2014 on a 19.0 percent increase in operating revenues. As a percentage of total operating revenues, employee costs improved 170 basis points to 32.5 percent, from 34.2 percent in the prior year quarter and improved sequentially 410 basis points from 36.6 percent in the first quarter 2015.

Other operating expenses increased 9.9 percent in the second quarter 2015 compared to the second quarter 2014 and increased 10.4 percent sequentially from the first quarter 2015. During the quarter, we incurred other operating expenses associated with the cost management program aggregating $4.0 million, $1.1 million related to CFPB readiness costs and a $4.5 million litigation charge recorded for a 2005 case that is now substantially concluded. During the second quarter 2014, we incurred approximately $10.5 million of other operating expenses relating to a litigation settlement, as well as approximately $2.8 million of acquisition-related costs. Excluding the impact of the incremental expenses of the acquisitions, litigation, and cost management program, other operating costs would have increased approximately 16.7 percent from the prior year quarter, due largely to cost of sales expenses associated with the acquired businesses. As a percentage of total operating revenues, other operating expenses were 18.6 percent, 20.1 percent, and 20.0 percent in the second quarter 2015, second quarter 2014 and first quarter 2015, respectively.

Depreciation and amortization expense was $7.3 million in the second quarter 2015, an increase of 43.9 percent compared to the second quarter 2014. This increase is primarily due to $1.1 million of additional amortization expenses relating to 2014 acquired intangible assets, and additional depreciation expenses on an underwriter production system placed into service July 1, 2014 as well as on the fixed assets of the acquisitions.

Other
Cash provided by operations was $32.4 million in the second quarter 2015 compared to $18.3 million for the same period in 2014, an improvement of $14.1 million. During the second quarter, we announced an increase in our dividend from $0.10 per share paid annually to $1.00 per share, paid $0.25 per share quarterly. Our first quarterly dividend was paid in June 2015. Also during the quarter, we acquired 719,756 shares of our common stock at aggregate purchase price of $26.4 million bringing the total amount of stock buyback to 1.44 million shares totaling $49.9 million. Including anticipated dividends to be paid in the third and fourth quarters 2015, less than $4 million remains on the Company's $70 million capital return program. We remain committed to returning capital to stockholders on a regular basis while maintaining our ratings and a capital base that supports the growth in our business and our obligations to our policyholders.

Second Quarter Earnings Call
Stewart will hold a conference call to discuss second quarter 2015 earnings at 8:30 a.m. Eastern Time on Thursday, July 23, 2015. To participate, dial (877) 876-9177 (USA) and (785) 424-1666 (International) – access code STCQ215. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call. The conference call replay will be available from 10:00 a.m. Eastern Time on July 23, 2015 until midnight on July 30, 2015, by dialing (800) 695-0395 (USA) or (402) 220-1388 (International). The access code is also STCQ215.

About Stewart Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; our exit of the delinquent loan servicing business lines and the wind down of these operations; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
Revenues:
Title insurance:
Direct operations	241,462	206,366	429,650	359,512
Agency operations	251,208	209,924	466,020	423,597
Mortgage services	34,182	26,351	74,954	49,111
Investment income	4,665	4,861	8,614	8,718
Investment and other gains (losses) – net	389	(664)	1,540	(524)
	531,906	446,838	980,778	840,414
Expenses:
Amounts retained by agencies	204,437	170,779	380,237	345,458
Employee costs	171,078	151,251	333,574	293,173
Other operating expenses	98,022	89,164	186,796	156,901
Title losses and related claims	19,577	18,170	52,711	40,937
Depreciation and amortization	7,274	5,055	14,379	9,450
Interest	486	883	924	1,545
	500,874	435,302	968,621	847,464
Income (loss) before taxes and noncontrolling interests	31,032	11,536	12,157	(7,050)
Income tax expense (benefit)	10,407	2,789	2,876	(5,168)
Net income (loss)	20,625	8,747	9,281	(1,882)
Less net income attributable to noncontrolling interests	3,519	2,468	4,623	3,946
Net income (loss) attributable to Stewart	17,106	6,279	4,658	(5,828)

Net income (loss) per diluted share attributable to Stewart	0.72	0.27	0.19	(0.26)
Average number of dilutive shares (000)	23,795	24,848	23,975	22,491

Segment information:
Title revenues	468,985	406,019	849,354	770,227
Title pretax income before noncontrolling interests	72,769	45,621	92,401	63,450

Mortgage services revenues	58,031	35,820	121,741	61,075
Mortgage services pretax loss before noncontrolling interests	(3,345)	(2,322)	(691)	(4,246)

Corporate revenues	4,891	4,999	9,684	9,112
Corporate pretax loss before noncontrolling interests	(38,392)	(31,763)	(79,553)	(66,255)

Selected financial information:
Cash provided (used) by operations	32,441	18,283	5,572	(31,787)
Other comprehensive (loss) income	(4,588)	7,773	(8,979)	9,395

			June 30 2015	December 31 2014
Stockholders' equity			667,337	700,453
Number of shares outstanding (000)			23,285	24,006
Book value per share			28.66	29.18

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	June 30	December 31
	2015	2014
Assets:
Cash and cash equivalents	164,601	200,558
Short-term investments	22,666	25,042
Investments – statutory reserve funds	474,222	438,511
Investments – other	92,561	141,592
Receivables – premiums from agencies	37,262	42,929
Receivables – other	69,150	64,938
Allowance for uncollectible amounts	(8,750)	(9,193)
Property and equipment, net	76,419	75,353
Title plants	76,083	76,779
Goodwill	253,239	251,868
Intangible assets	22,680	26,311
Deferred tax asset	800	800
Other assets	58,842	56,990
	1,339,875	1,392,478
Liabilities:
Notes payable	82,711	71,180
Accounts payable and accrued liabilities	102,111	111,965
Estimated title losses	481,000	495,395
Deferred tax liability	6,716	13,485
	672,538	692,025
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	179,296	203,563
Retained earnings	478,720	479,733
Accumulated other comprehensive income	3,576	12,555
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	658,926	693,185
Noncontrolling interests	8,411	7,268
Total stockholders' equity	667,337	700,453
	1,339,875	1,392,478

Monthly Order Counts:
Opened Orders 2015:	Apr	May	Jun	Total	Closed Orders 2015:	Apr	May	Jun	Total
Commercial	4,304	4,032	4,209	12,545	Commercial	2,823	2,763	2,976	8,562
Purchase	24,116	22,611	24,243	70,970	Purchase	17,136	17,802	19,481	54,419
Refi	17,628	13,448	13,847	44,923	Refi	11,366	10,619	11,175	33,160
Other	2,222	1,693	1,847	5,762	Other	1,830	1,866	1,742	5,438
Total	48,270	41,784	44,146	134,200	Total	33,155	33,050	35,374	101,579

Open Orders 2014:	Apr	May	Jun	Total	Closed Orders 2014:	Apr	May	Jun	Total
Commercial	4,662	4,549	4,387	13,598	Commercial	3,044	2,907	2,966	8,917
Purchase	21,571	21,327	22,175	65,073	Purchase	14,001	15,626	16,891	46,518
Refi	6,489	6,567	9,504	22,560	Refi	4,321	4,146	5,555	14,022
Other	1,125	996	1,049	3,170	Other	848	798	805	2,451
Total	33,847	33,439	37,115	104,401	Total	22,214	23,477	26,217	71,908

Adjusted EBITDA (dollars in millions)

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization (EBITDA), and (2) adjusted EBITDA, reflecting non-operating costs such as severance, consulting and third-party provider transition costs, as well as litigation expenses and prior policy year reserve adjustments. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and six months ended June 30, 2015 and 2014.

	Second Quarter			Six Months
	2015	2014	% Chg	2015	2014	% Chg

Revenues	531.9	446.8	19.0%	980.8	840.4	16.7%

Net income (loss) attributable to Stewart	17.1	6.3		4.7	(5.8)
Noncontrolling interests	3.5	2.4		4.6	3.9
Income taxes	10.4	2.8		2.9	(5.2)
Income (loss) before taxes and noncontrolling interests	31.0	11.5		12.2	(7.1)
Non-operating charges	7.7	3.2		16.2	7.1
Litigation expense	4.5	10.5		4.5	10.5
Prior policy year reserve adjustments, net	(7.3)	(6.5)		4.5	(6.5)

Adjusted income before taxes and noncontrolling interests	35.9	18.7		37.4	4.0
Depreciation & amortization	7.3	5.1		14.4	9.5
Interest expense	0.5	0.9		0.9	1.5

Adjusted EBITDA	43.7	24.7	76.9%	52.7	15.0	251.3%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360